UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
February 28, 2007

ZIX CORPORATION
(Exact name of registrant as specified in its charter)

Texas	0-17995	75-2216818

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2711 North Haskell Avenue
Suite 2200, LB 36
Dallas, Texas 75204-2960
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (214) 370-2000
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     On February 28, 2007, Zix Corporation (the “Registrant”) announced that it entered into a definitive agreement with sanofi-aventis U.S. Inc. (“sanofi-aventis”), a successor-in-interest to Aventis Inc., to restructure a promissory note in the original principal amount of $3.0 million (the “Original Note”) held by sanofi-aventis.
     The Original Note was originally issued by the Registrant in January 2004 to Aventis Inc. (and subsequently transferred to sanofi-aventis) in conjunction with the acquisition at that time by the Registrant of certain assets and the business of MyDocOnline, Inc., an affiliate of Aventis SA and a provider of secure Web-based communications, disease management, and laboratory information solutions. The Original Note, payable in $2.7 million cash or equivalently valued shares of the Registrant’s common stock, was due in full on March 15, 2007.
     Pursuant to its agreements with sanofi-aventis, the Registrant satisfied its obligations under the Original Note by means of (i) a prepayment on the Original Note in the form of 700,000 unrestricted shares of the Registrant’s common stock, and (ii) following such prepayment, the delivery to sanofi-aventis of the Registrant’s secured promissory note in the original principal amount of $1,600,000 (the “New Note”), secured by letter of credit, and the issuance of a five year warrant for 145,853 shares at an exercise price of $4.48 per share (the “New Warrant”). A warrant for the same number of shares originally issued to an affiliate of Aventis SA in January 2004, also in conjunction with the acquisition by the Registrant of certain assets and the business of MyDocOnLine, Inc., at an exercise price of $13.01, recently expired.
     The New Note is payable in eight quarterly installments of $200,000 each (for an aggregate payment of $1,600,000), with the first payment due in April 2008 and the final payment due in January 2010. The New Note is fully secured by a letter of credit in favor of sanofi-aventis and bears interest at the rate of 5%.
     Sanofi-aventis is entitled to declare the New Note in default, accelerate the payment of the amounts owed thereunder, and draw under the letter of credit, if (i) the Registrant fails to pay any principal or interest amount due and owing when due and the continuance of such failure for a period of one business day after notice to the Registrant specifying such failure; or (ii) failure to perform, or breach, of any representation, warranty, covenant or agreement of the Registrant contained in the New Note or the definitive agreement relating thereto, and continuance of such default or breach for a period of thirty days after notice to the Registrant specifying such default or breach; or (iii) the entry by a court having competent jurisdiction of (A) a decree or order for relief in respect of the Registrant in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Registrant under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Registrant or of any material part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief unstayed and in effect for a period of sixty consecutive days; or (iv) the commencement by the Registrant of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law, or the consent by the Registrant to the entry of a decree or order for relief in respect of the Registrant in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against the Registrant, or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Registrant or of any material part of the property of the Registrant, which appointment or possession continues unstayed and in effect for a period of sixty (60) consecutive days, or the making by the Registrant of an assignment for the benefit of creditors, or the admission by the Registrant in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Registrant in furtherance of any such action; or (v) the acceleration by the holder thereof of indebtedness of the Registrant for borrowed money in the aggregate principal amount in excess of one million dollars ($1,000,000.00).
     No additional consideration was given by or on behalf of sanofi-aventis or received by the Registrant in connection with the delivery of the 700,000 common stock shares in partial prepayment of the Original Note, and no consideration was given or received by the Registrant in exchange for the New Note and the New Warrant, other than the cancellation of the Original Note and the cancellation of a security agreement relating to the Original Note.
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIX CORPORATION (Registrant)
Date: February 28, 2007	By:	/s/ Barry W. Wilson
Barry W. Wilson
Chief Financial Officer and Treasurer

INDEX TO EXHIBITS

Exhibit No.		Description

4.1	*	Agreement, dated February 22, 2007, between Zix Corporation and sanofi-aventis U.S. Inc.

4.2	*	Secured Promissory Note, dated February 22, 2007, of Zix Corporation issued to sanofi-aventis U.S. Inc.

4.3	*	Warrant, dated February 22, 2007, to purchase 145,853 shares of Common Stock issued by Zix Corporation to sanofi-aventis U.S. Inc.

*	Filed herewith.